[DECHERT PRICE & RHOADS LETTERHEAD OMITTED]

                                  July 23, 1999

Investment Trust
Two International Place
Boston, Massachusetts 02110

Re:  Post-Effective Amendment No. 106 to the Registration
     Statement on Form N-1A (SEC File No. 2-13628)

Ladies and Gentlemen:

                  Investment Trust, formerly Scudder Growth and Income Fund and then Scudder Investment Trust, (the "Trust") is a trust created under a written Declaration of Trust dated September 20, 1984. The Declaration of Trust, as amended from time to time, is referred to as the "Declaration of Trust." The beneficial interest under the Declaration of Trust is represented by transferable shares, $.01 par value per share ("Shares"). The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

                  We are of the opinion that all legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

                  Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article V, Section 5.1, it is provided that the number of Shares authorized to be issued under the Declaration of Trust is unlimited. Under Article V, Section 5.11, the Trustees may authorize the division of Shares into two or more series and may also authorize the division of Shares of series of the Trust into two or more classes. By written instruments, the Trustees have from time to time established various series of the Trust and various classes of the series. The Shares are currently divided into eight series (the "Funds"). Currently, the Shares of three Funds are divided into two or more classes.

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Investment Trust
July 23, 1999
Page 2

                  By votes adopted on November 11, 1997 and November 9, 1998, the Trustees of the Trust authorized the President, any Vice President, the Secretary and the Treasurer, from time to time, to determine the appropriate number of Shares to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such Shares.

                  We understand that you are about to file with the Securities and Exchange Commission, on Form N-1A, Post Effective Amendment No. 106 to the Trust's Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the continuous offering of the Class R Shares of two Funds: Scudder Growth and Income Fund and Scudder Large Company Growth Fund. We understand that our opinion is required to be filed as an exhibit to the Registration Statement.

                  We are of the opinion that all necessary Trust action precedent to the issue of the Class R Shares of the two Funds named above has been duly taken, and that all such Shares may be legally and validly issued for cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration for such Shares in accordance with the terms in the Registration Statement, subject to compliance with the Securities Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.

                  We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to Post-Effective Amendment No. 106 to the Registration Statement.


                                            Very truly yours,




                                            DECHERT PRICE & RHOADS